Exhibit 21

     The following are the registrant's subsidiaries, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

      Name                                   Jurisdiction
       of                                        of
   Subsidiary                               Incorporation

UTV of San Francisco, Inc.                   California

UTV of San Antonio, Inc.                     Texas

UTV of Baltimore, Inc.                       Delaware

United Television Sales, Inc.                Delaware

UTV of Orlando, Inc.                         Delaware